Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-217924 on Form S-11 of our report dated March 13, 2018 relating to the consolidated financial statements of Phillips Edison Grocery Center REIT III, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 13, 2018, relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to us under the heading “Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 13, 2018